Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

EAGLE FOOD CENTERS

P.O. Box 6700
Rock Island, Illinois 61204-6700
Executive Offices & Distribution Center
Route 67 & Knoxville Road
Milan, Illinois 61264
Telephone: 309-787-7700
Fax: 309-787-7895

Contact:	Anita-Marie Laurie
Romelia Martinez
310-788-2850

Eagle Foods Receives Court Approval for Sale of Certain Stores

Milan, Illinois — September 30, 2003 – Eagle Food Centers, Inc., which owns and operates supermarkets in Illinois and Iowa, announced today that the U.S. Bankruptcy Court for the Northern District of Illinois confirmed the sale of certain Eagle stores.

The Court approved separate purchase agreements for certain assets related to the following locations:

Purchaser	Store Location	Anticipated Transaction Closing Date
The Bobak Acquisition Corp.	Store # 110 - Naperville, IL	October 3, 2003
Crystal Lake Limited Partnership	Store # 289 - Crystal Lake, IL	October 7, 2003
Jefferson Capital Group, Inc.	Store # 111 - Elgin, IL Store # 86 - Montgomery, IL	October 10, 2003
Tesbo Conception Group LLC	Store #075 - Rock Island, IL (including building & land)	October 8, 2003
Downtown Eagle Corporation	Store# 130 - Dubuque, IA Store #234 -Clinton, IA	October 14, 2003

Store #311 in Belvidere, IL and Store #008 in East Moline, IL have been held over and will be heard by the Court on October 23, 2003.

Eagle Foods will continue to market the balance of its stores and infrastructure. If the facilities are not purchased, Eagle Food Centers anticipates closing its remaining facilities by the end of October.

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This press release includes statements that constitute “forward-looking” statements.  These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward looking statements involve risks and uncertainties that could render them materially different, including, but not limited to, acceptance of the Company’s products in the marketplace, the effect of economic conditions, the impact of current and additional competitive stores and pricing, availability and costs of inventory, employee costs and availability, the rate of technology change, the cost and uncertain outcomes of pending and unforeseen litigation including the Second Bankruptcy Case, the availability and cost of capital including the continued availability of capital under the DIP financing, supply constraints or difficulties, the effect of the Company’s accounting policies, the effect of regulatory and legal developments and other risks detailed in the Company’s Securities and Exchange Commission filings or in material incorporated therein by reference.

Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various prepetition liabilities and common stock. No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies.  Accordingly, the Company urges that the appropriate caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.